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                                                                       Exhibit 5


                      [MORRISON & FOERSTER LLP LETTERHEAD]





                           _________________ __, 1998


Anthra Pharmaceuticals, Inc.
103 Carnegie Center, Suite 102
Princeton, NJ  08540


Ladies and Gentlemen:

      At your request, we have examined the Registration Statement on Form S-1 filed by Anthra Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "SEC") on March 11, 1998 (Registration No. 333-47725), as amended (collectively, the "Registration Statement"), with exhibits as filed in connection therewith, and the form of prospectus contained therein, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 2,300,000 units (the "Units"), each Unit consisting of one share of the Company's common stock, $0.01 par value per share (the "Common Stock"), and one redeemable warrant to purchase one share of Common Stock (the "Warrants"), of which 300,000 Units may be purchased to cover over-allotments, if any. The Registration Statement also registers (1) a warrant to be issued to the underwriter of the public offering (the "Underwriter") to purchase 200,000 Units (the "Underwriter's Warrant"), (2) the 200,000 Units (the "Underwriter's Units") issuable upon the exercise of the Underwriter's Warrant, (3) the 200,000 shares of Common Stock underlying the Underwriter's Units, (4) the 200,000 Warrants underlying the Underwriter's Units and (5) the 200,000 shares of Common Stock underlying the Warrants underlying the Underwriter's Units. The Units and the Underwriter's Warrant and the securities underlying such Units and Underwriter's Warrant are collectively referred to herein as the "Securities." The Securities are being sold to the Underwriter pursuant to an Underwriting Agreement to be entered into by the Company and the Underwriter.

      As counsel to the Company, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public
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Anthra Pharmaceuticals, Inc.
____________________, 1998
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officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which we have not independently established.

      The opinions hereinafter expressed are subject to the following qualifications and exceptions:

              (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

              (ii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Warrants or the Underwriter's Warrant; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

              (iii) Provisions purporting to provide for indemnification under certain circumstances may be unenforceable as violative of public policy, and accordingly, we are unable to render an opinion as to the enforceability of such provisions.

      Based on the foregoing and on all other instruments, documents and matters examined in connection with rendering this opinion and subject to the effectiveness of the Registration Statement with the SEC and to the registration or qualification under the securities laws of the states in which the Securities may be sold, upon the sale and issuance of the Securities in the manner referred to in the Registration Statement and in accordance with the terms of the Underwriting Agreement, we are of the opinion that:

      1. The issuance of the shares of Common Stock comprising a part of the Units has been duly authorized by the Board of Directors of the Company, and such shares, when issued, will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

      2. The issuance of the Warrants (comprising a part of the Units) has been duly authorized by the Board of Directors of the Company, and such Warrants when issued will constitute legal, valid and binding obligations of the Company in accordance with their terms.

      3. The issuance of the Underwriter's Warrant has been duly authorized by the Board of Directors of the Company, and such Underwriter's Warrant when issued
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Anthra Pharmaceuticals, Inc.
____________________, 1998
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will constitute legal, valid and binding obligations of the Company, in accordance with its terms.

      4. The shares of Common Stock issuable upon the exercise of the Warrants have been duly authorized by the Board of Directors of the Company, and, upon exercise of the Warrants in accordance with their terms and payment of the exercise price therefor, will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

      We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than federal securities laws, the substantive laws of the State of New York and the General Corporation Law of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

      We consent to the use of our name under the caption "Legal Matters" in the Prospectus, constituting part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

      By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

      This letter is furnished by us to you solely for your benefit. Neither this letter nor any opinion expressed herein may be relied upon by, nor may copies be delivered or disclosed to, any other person or entity without our prior written consent.



                                Very truly yours,



                                Morrison & Foerster LLP